EXHIBIT 99.1

RES-Q-VAC(R) Meets CDC (The Centers for Disease Control) Interim Guidance Notification To Prevent Spread of SARS (SEVERE ACUTE RESPIRATORY SYNDROME)

Repro-Med's RES-Q-VAC(R) with Full Stop Protection (FSP)(TM) is the only portable suction system with built-in filtration meeting a new "Interim Guidance" notification on SARS from The Centers for Disease Control (CDC). The CDC urged health professionals to be sure suction equipment has proper filtration to prevent the SARS virus from spreading. The guideline states "Suction devices should be fitted with in-line HEPA or equivalent filters..."

"All medical personnel should become familiar with what the CDC says," according to Andrew Sealfon, President of Repro-Med Systems, Inc.

"So little is known about SARS and how it is spread that extra precautions are needed.," says Sealfon. "Fluid spills and airborne spread of the SARS virus pose a significant risk to medical personnel. Suctioning equipment usually doesn't come with the necessary filtration installed. Contaminated fluids suctioned from a patient's lungs and passages can spill. RES-Q-VAC(R) with Full Stop Protection
(FSP)(TM) can be put into immediate use on a SARS patient, without the need to install special filters in order to comply with the CDC's new guidance," he adds.

RES-Q-VAC with FSP(TM) can be used in any closed environment without fear of spreading airborne pathogens. The patented Full Stop Protection design not only handles pathogens such as SARS, HIV/AIDS and HEPATITIS, but also stops overflows from contaminating medical personnel and treatment areas. FSP's performance is equivalent to a 0.22 micron filter. A wide range of suction catheters allows the RES-Q-VAC to safely collect whatever test specimens are needed in accordance with the CDC's latest guidance.

"With SARS, medical facilities need proper equipment ready to use on a moment's notice," says Sealfon. "After the virus hits and starts spreading, a healthcare facility won't have time to start shopping around for the right FDA-approved medical devices," Sealfon notes.

RES-Q-VAC manufactured by Repro-Med Systems, Inc., (OTC:REPR.OB) is a non-electric, portable medical suction instrument used for heart attack patients, breathing difficulties, unconscious patients, or anyone exposed to chemical warfare agents. It is already onboard most ambulances, on hospital crash carts, and in the medical kits on most domestic airliners. RES-Q-VAC(R) meets OSHA 29CFR 1910.1030 -- Occupational Exposure to Bloodborne Pathogens -- intended to protect healthcare workers from these avoidable risks.

For further information: Andy Sealfon
REPRO-MED SYSTEMS, INC
800-624-9600x307
24 Carpenter Road
Chester, New York 10918
INFO@REPRO-MED.COM